UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ORAMED PHARMACEUTICALS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ORAMED PHARMACEUTICALS INC.
1185 Avenue of the Americas, Third Floor

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 1, 2024

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Oramed Pharmaceuticals Inc. (the “Company,” “we,” “us,” or “our”). The Annual Meeting will be held at our Israeli office, located at 20 Mamilla Avenue, Jerusalem, 9414904, Israel, on August 1, 2024, at 4:00 p.m. (Israel time). We intend to hold the annual meeting for the following purposes:

1.	To re-elect seven directors of the Company to hold office until our next annual meeting of stockholders and until their respective successors shall be elected and qualified or until their earlier resignation or removal;

2.	To consider and approve, by a non-binding advisory vote, the compensation of our Named Executive Officers as described in the accompanying proxy statement;

3.	To ratify the appointment of Kesselman & Kesselman, certified public accountants in Israel, a member of PricewaterhouseCoopers International Limited (the “Independent Auditors”), as the independent registered public accounting firm of the Company for the 2024 fiscal year; and

4.	To transact any other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board of Directors has fixed the close of business on June 12, 2024, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponement thereof.

All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, as promptly as possible. If you attend the Annual Meeting, you may withdraw the proxy and vote in person. If you have any questions regarding the completion of the enclosed proxy card or would like directions to the Annual Meeting, please call 844-967-2633. You may also find directions at https://www.oramed.com/investors/governance-documents/annual-shareholder-meeting.

By Order of the Board of Directors,

Nadav Kidron
President, Chief Executive Officer and Director

New York, New York

June 19, 2024

PROXY STATEMENT
OF
ORAMED PHARMACEUTICALS INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 1, 2024

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Oramed Pharmaceuticals Inc. (the “Company,” “we,” “us,” or “our”), for use at the Annual Meeting of Stockholders to be held on August 1, 2024, at 4:00 p.m. (Israel time) (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our Israeli office, located at 20 Mamilla Avenue, Jerusalem, 9414904, Israel. We intend to first mail this proxy statement and our annual report to stockholders (the “Annual Report”) for the fiscal year ended December 31, 2023 (“Fiscal 2023”), as well as the enclosed proxy card, on or about June 19, 2024, to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement, proxy card and Annual Report are also available at
https://www.oramed.com/investors/governance-documents/annual-shareholder-meeting
Stockholders may also obtain additional paper or e-mail copies of these materials by writing to
Oramed Pharmaceuticals Inc., 1185 Avenue of the Americas, Third Floor, New York, New York 10036,
attention: Secretary, or by sending an e-mail to info@oramed.com.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the Annual Report, as well as the enclosed proxy card, because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. The Annual Meeting will be held on August 1, 2024, at 4:00 p.m. (Israel time) at our Israeli office, located at 20 Mamilla Avenue, Jerusalem, 9414904. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Website addresses included in this proxy statement are textual references only, and the information in any website is not incorporated by reference into this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 12, 2024, will be entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If as at the close of business on June 12, 2024, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Similar Organization

If as at the close of business on June 12, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account or its agent is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The matters scheduled for a vote at the Annual Meeting are:

1.	the re-election of seven directors of the Company to hold office until our next annual meeting of stockholders and until their respective successors shall be elected and qualified or until their earlier resignation or removal;

2.	the consideration and approval, by a non-binding advisory vote, of the compensation of our Named Executive Officers as described in the accompanying proxy statement; and

3.	the ratification of the appointment of the Independent Auditors, as the independent registered public accounting firm of the Company for the 2024 fiscal year.

Our Board unanimously recommends that you vote FOR all of the above proposals.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

●	To vote in person, come to the Annual Meeting, where a ballot will be made available to you. Directions to attend the Annual Meeting where you may vote in person can be found at: https://www.oramed.com/investors/governance-documents/annual-shareholder-meeting.

●	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us no less than 24 hours before the Annual Meeting, we will vote your shares as you direct. The chairman of the Annual Meeting may, at his or her discretion, decide to accept proxy cards even if received less than 24 hours before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Similar Organization

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent, provided that your broker, bank or other agent makes telephone or Internet voting available. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

You have one vote for each share of common stock you own as of the close of business on June 12, 2024.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” with respect to Proposals 1, 2 and 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered “routine” under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as “broker non-votes.” We believe that each of Proposals 1 and 2 is considered a non-discretionary item and Proposal 3 is considered a discretionary item.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy card with a later date;

●	You may send a written notice that you are revoking your proxy to our Secretary at 1185 Avenue of the Americas, Third Floor, New York, New York 10036; or

●	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Against” and “Abstain” with respect to Proposals 1, 2 and 3.

How many votes are needed to approve each proposal?

The approvals of Proposals 1, 2, and 3 each require the vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Votes cast shall include votes “for” and votes “against” and exclude “abstentions” and “broker non-votes” with respect to the subject matter. Broker non-votes will not be counted as entitled to be voted (other than for the purpose of establishing a quorum, as discussed in the following paragraph), and will therefore not affect the outcome of Proposals 1 and 2 (as noted above, because Proposal 3 is considered a discretionary item, there will not be broker non-votes with respect to this Proposal).

What is the quorum requirement?

The holders of at least one third (1/3) of the common stock issued and outstanding and entitled to vote on the subject matter, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. As of June 12, 2024, there were 40,628,924 shares of common stock outstanding and entitled to vote. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the stockholders entitled to vote on the subject matter, present in person or by proxy, have the power to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting. At such adjourned Annual Meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the Annual Meeting as originally notified.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be reported in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 12, 2024 by: (1) each person who is known by us to own beneficially more than 5% of our common stock; (2) each of our current directors (each of whom is a director nominee) (a “Director Nominee”); (3) each of our Named Executive Officers listed below under “Compensation of Executive Officers and Directors – Summary Compensation Table”; and (4) all of our directors and executive officers as a group. On such date, we had 40,628,924 shares of common stock outstanding.

As used in the table below and elsewhere in this form, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the 60 days following June 12, 2024. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, (1) each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity and (2) the address of each of the individuals named below is: c/o Oramed Pharmaceuticals Inc., 1185 Avenue of the Americas, Third Floor, New York, New York 10036.

Name and Address of Beneficial Owner	Number of Shares		Percentage of Shares Beneficially Owned
Nadav Kidron #+	2,128,848	(1)	5.7%
Dr. Miriam Kidron #+	790,540	(2)	1.9%
David Silberman+	175,250	(3)	*
Dr. Daniel Aghion #	4,410	(4)	*
Dr. Arie Mayer #	60,471	(5)	*
Yehuda Reznick #	2,433	(6)	*
Leonard Sank #	79,131	(7)	*
Benjamin Shapiro #	1,912,535	(8)	4.7%
All current executive officers and directors, as a group (nine persons)	5,606,429	(9)	13.7%

*	Less than 1%

#	Director

+	NEO

(1)	Includes 698,500 shares of common stock issuable upon the exercise of outstanding stock options, 50,666 shares of common stock issuable upon the vesting of restricted stock units (“RSUs”), and 163,136 shares of common stock underlying vested RSUs that are issuable upon request. Mr. Nadav’s beneficial ownership includes the 218,603 shares of common stock held by Xiaopeng Li, a former director of the Company, over which he holds a proxy.

(2)	Includes 431,999 shares of common stock issuable upon the exercise of outstanding stock options, 42,375 shares of common stock issuable upon the vesting of RSUs, and 230,000 shares of common stock underlying vested RSUs that are issuable upon request.

(3)	Includes 53,500 shares of common stock issuable upon the exercise of outstanding stock options and 11,375 shares of common stock issuable upon the vesting of RSUs. On May 10, 2024, Mr. David Silberman resigned from his positions with the Company for personal reasons, originally effective as of July 12, 2024 (as modified when Mr. Avraham Gabay was appointed as described below). On June 6, 2024, Mr. Avraham Gabay was appointed Chief Financial Officer, Treasurer and Secretary of the Company, effective June 18, 2024.

(4)	Includes 2,204 shares of common stock issuable upon the vesting of RSUs.

(5)	Includes 25,000 shares of common stock issuable upon the exercise of outstanding stock options and 4,830 shares of common stock issuable upon the vesting of RSUs.

(6)	Includes 2,433 shares of common stock issuable upon the vesting of RSUs.

(7)	Includes 41,773 shares of common stock issuable upon the exercise of outstanding stock options and 4,830 shares of common stock issuable upon the vesting of RSUs.

(8)	Includes 2,933 shares of common stock issuable upon the vesting of RSUs.

(9)	Includes 1,352,772 shares of common stock issuable upon the exercise of options beneficially owned by the referenced persons, 134,312 shares of common stock issuable upon the vesting of RSUs and 393,136 shares of common stock underlying vested RSUs that are issuable upon request.

PROPOSAL 1:
RE-ELECTION OF DIRECTORS

The number of directors comprising our Board is currently set at seven and our Board is presently composed of seven members. Upon the recommendation of our Board and our nominating committee, the Board has nominated for re-election the current directors, who are listed below along with additional information about each of them. The number of directors comprising our Board following the Annual Meeting will be set at seven. Vacancies on our Board may be filled by persons elected by a majority of our remaining directors. A director elected by our Board to fill a vacancy (including any vacancy created by an increase in the number of directors) shall serve until the next meeting of stockholders at which the election of directors is considered and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal, but in no case will a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

Each Director Nominee is currently a director of the Company. If re-elected at the Annual Meeting, each of the Director Nominees below would serve until our next Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Vote Required

The approval of Proposal 1 requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

The Board unanimously recommends that you vote “FOR” all of the nominees listed below.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The name and age of each of the seven Director Nominees and of our executive officers, his or her position with us and the period during which such person has served as a director or executive officer of the Company are set forth below.

Name	Age	Position	Serving Since
Nadav Kidron	49	President, Chief Executive Officer, Director and Chairman (effective as of June 30, 2022)	2006
Dr. Miriam Kidron	83	Chief Scientific Officer and Director	2006
Avraham Gabay	39	Chief Financial Officer, Treasurer and Secretary	2024
Joshua Hexter	53	Chief Operating & Business Officer	2019
Daniel Aghion	42	Director	2024
Dr. Arie Mayer	68	Director	2019
Yehuda Reznick	76	Director	2024
Leonard Sank	59	Director	2007
Benjamin Shapiro	40	Director	2023

Dr. Miriam Kidron is Mr. Nadav Kidron’s mother. There are no other directors or officers of the Company who are related by blood or marriage.

Biographical Summaries of Nominees for the Board and Executive Officers

The following is a brief account of the education and business experience during at least the past five years of each Director Nominee and of our executive officers who are not also directors, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Mr. Nadav Kidron was appointed President, Chief Executive Officer and director in March 2006, and Chairman of the Board effective as of June 30, 2022. He is also a director of Israel Advanced Technology Industries organization, and until 2016 was a director of Entera Bio Ltd. In 2009, he was a fellow at the Merage Foundation for U.S.-Israel Trade Programs for executives in the life sciences field. From 2003 to 2006, he was the managing director of the Institute of Advanced Jewish Studies at Bar Ilan University. From 2001 to 2003, he was a legal intern at Wine, Mishaiker & Ernstoff Law Offices in Jerusalem, Israel. Mr. Kidron holds an LL.B. and an International MBA from Bar Ilan University, Israel.

We believe that Mr. Kidron’s qualifications to serve on our Board include his familiarity with the Company as its founder, his experience in capital markets, as well as his knowledge and familiarity with corporate management.

Dr. Miriam Kidron was appointed Chief Scientific Officer and director in March 2006. Dr. Kidron is a pharmacologist and a biochemist with a Ph.D. in biochemistry. From 1990 to 2007, Dr. Kidron was a senior researcher in the Diabetes Unit at Hadassah University Hospital in Jerusalem, Israel. Dr. Kidron was formerly a visiting professor at the Medical School at the University of Toronto (Canada), and is a member of the American, European and Israeli Diabetes Associations. Dr. Kidron is a recipient of the Bern Schlanger Award.

We believe that Dr. Kidron’s qualifications to serve on our Board include her expertise in the Company’s technology, as it is based on her research, as well as her experience and relevant education in the fields of pharmacology and diabetes.

Mr. Avraham Gabay was appointed Chief Financial Officer, Treasurer and Secretary in June 2024. Prior to his appointment, Mr. Gabay served as interim chief financial officer at BiomX Inc. (NYSE American: PHGE) from 2023 until 2024. Prior to that, from 2021 until 2023, Mr. Gabay served as the chief financial officer at Oravax Inc., a 63% owned subsidiary of the Company. From 2019 until 2021, Mr. Gabay was our Chief Financial Officer. From 2015 to 2019, Mr. Gabay served as a VP Finance at Orcam Technologies Ltd. From 2014 to 2015, Mr. Gabay provided economic services in the advisory department of KPMG Israel, a certified public accounting firm, and from 2013 to 2014, he worked in the tax department of the law firm, Gornitzky & Co. In addition, since 2021, Mr. Gabay serves as a director on the board of Iintoo Ltd. (TASE: INTO). Mr. Gabay holds a bachelor’s degree in law and accounting (magna cum-laude) from Tel-Aviv University and is a certified public accountant in Israel and a member of the Israeli Bar Association.

Mr. Joshua Hexter was appointed Chief Operating & Business Officer in September 2019. Prior to his appointment, Mr. Hexter served as Chief Business Officer at BrainsWay Ltd. (Nasdaq/TASE: BWAY) from 2018 to 2019, a commercial stage medical device company focused on the development and sale of non-invasive neuromodulation products. From 2013 to 2018, Mr. Hexter served as Chief Operating Officer and VP Business Development of the Company and from 2007 to 2013, Mr. Hexter was a Director or Executive Director of BioLineRx Ltd. (Nasdaq/TASE: BLRX), a biopharmaceutical development company dedicated to identifying, in-licensing and developing innovative therapeutic candidates. Prior to his employment with BioLineRx, Mr. Hexter was a member of the board of directors and Chief Executive Officer of Biosensor Systems Design, Inc., a company developing market-driven biosensors. Mr. Hexter holds a bachelor’s degree from the University of Wisconsin and a master’s degree in management from Boston University.

Dr. Daniel Aghion became a director in January 2024. Dr. Aghion has been a neurosurgeon at the Memorial Neuroscience Institute in Florida since 2016, where he treats patients with a wide array of brain and spine disorders, including severe degenerative spine diseases, trauma, cancer in the brain/spine, spine tumors, peripheral nerve surgery and more. Dr. Aghion holds a Bachelor of Science degree from the University of Michigan and an MD from the Sackler School of Medicine at Tel Aviv University. He completed his residency at Brown University-Rhode Island Hospital in 2015, and a complex spine fellowship at Johns Hopkins University in Baltimore in 2016.

We believe that Dr. Aghion’s qualifications to serve on our Board include his extensive practical and academic medical background.

Dr. Arie Mayer became a director in December 2019. Dr. Mayer is currently the Managing Director and Chairman of the Board of Sigma-Aldrich Israel Ltd. and has held that position since January 2010. Dr. Mayer has held various roles with Sigma-Aldrich Israel Ltd. since 1995 and was instrumental in introducing and developing the Cell Culture and Molecular Biology business for Sigma Aldrich Israel Ltd. Dr. Mayer holds a Bachelor of Science degree in chemistry from Hebrew University and a Ph.D. in biochemistry from Israel Institute of Technology.

We believe that Dr. Mayer’s qualifications to serve on our Board include his experience as an executive in the biotechnology industry with knowledge in managing large organizations, as well as his experience and relevant education in the fields of chemistry and biochemistry.

Mr. Yehuda Reznick became a director in April 2024. Mr. Reznick served as an audit partner at Kesselman & Kesselman CPA, a member of PricewaterhouseCoopers International Limited, from 1999 until 2014. Prior to joining Kesselman & Kesselman, he was a tax and audit partner at Shachak, Peer Reznick CPA for sixteen years. Mr. Reznick currently serves on the board of directors of Oravax Medical Inc., an affiliate of the Company. Since 2019, Mr. Reznick has also served on the board of directors of Hiron-Trade Investments & Industrial Buildings Ltd (TASE: HRON). Mr. Reznick previously served on the board of directors of Bonus Biogroup Ltd (OTC: BBIXF) from 2017 to 2023.

We believe Mr. Reznick’s qualifications to serve on the Board include his many years of experience in audit and tax, with substantial experience in corporate strategy and governance.

Mr. Leonard Sank became a director in October 2007. Mr. Sank is a South African entrepreneur and businessman, whose interests lie in entrepreneurial endeavors and initiatives, with over 30 years’ experience of playing significant leadership roles in developing businesses. Mr. Sank serves on the boards of a few national businesses and local non-profit charity organizations in Cape Town, where he resides.

We believe that Mr. Sank’s qualifications to serve on our Board include his years of experience in development stage businesses, as well as his experience serving as a director of many entities.

Mr. Benjamin Shapiro became a director in May 2023. Mr. Shapiro is a successful entrepreneur and business professional who co-founded The Daily Wire, a successful, industry leading, international media outlet in June 2015. Since May 2015, he has been host of “The Ben Shapiro Show,” a popular podcast, and he is the author of numerous New York Times best-selling books. Mr. Shapiro earned a B.A. in Political Science from UCLA in 2004, summa cum laude, and a law degree from Harvard Law School in 2007, cum laude.

We believe that Mr. Shapiro’s qualifications to serve on the Board include his extensive operational experience and his business background and acumen.

Board Diversity Matrix (As of June 12, 2024)

Our Nominating Committee is committed to continuing to identify and recruit highly qualified candidates with diverse experiences, perspectives, and backgrounds to join our Board. The table below provides certain information regarding the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.

Total number of directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	6	-	-
Number of Directors who identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native of Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	6	-	-
Two or more races or ethnicities	-	-	-	-
LGBTQ+	-
Did not disclose demographic background	-

Board of Directors

There are no agreements with respect to the election of directors. Each director is currently elected for a period of one year at our annual meeting of stockholders and serves until the next such meeting and until his or her successor is duly elected or until his or her earlier resignation or removal. The Board may also appoint additional directors. A director so chosen or appointed will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The Board has determined that Dr. Daniel Aghion, Dr. Arie Mayer, Yehuda Reznick, Leonard Sank and Benjamin Shapiro are independent as defined under the rules promulgated by the Nasdaq. Except for Dr. Arie Mayer and Yehuda Reznick, each of whom serves on the Board of Directors of Oravax Medical Inc. (“Oravax”), a company 63% owned by us, and an immaterial consulting agreement with a relative of Mr. Shapiro, none of the independent directors has any relationship with us besides serving on our Board.

We have determined that each of the directors is qualified to serve as a director of the Company based on a review of the experience, qualifications, attributes and skills of each director. In reaching this determination, we have considered a variety of criteria, including, among other things: character and integrity; ability to review critically, evaluate, question and discuss information provided, to exercise effective business judgment and to interact effectively with the other directors; and willingness and ability to commit the time necessary to perform the duties of a director.

Board Meeting Attendance

During Fiscal 2023, our Board held thirteen meetings and took action by written consent on eight occasions. All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees that were held during the period such director served on the Board. Board members are encouraged to attend our annual meetings of stockholders.

Board Evaluation Process

Our Board is committed to continuous improvement and conducts a board and committee evaluation process each year, to ensure that our Board maintains optimal composition and functions effectively.

As part of this process, the members of our Board complete a confidential written assessment of the performance, oversight and composition of the Board and its committees that is submitted to the Company secretary. The results are then reported back to the full Board. After the evaluations, the Board and management work to improve upon any issues presented during the evaluation process and to identify opportunities that may lead to further improvement.

Committees

Audit Committee and Audit Committee Financial Expert

The members of our Audit Committee are Dr. Daniel Aghion, Dr. Arie Mayer and Yehuda Reznick. Our Board has determined that Yehuda Reznick is an “audit committee financial expert” as set forth in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the Nasdaq rules and regulations. The Audit Committee operates under a written charter that is posted on the “Investors” section of our website, www.oramed.com. The primary responsibilities of our Audit Committee include:

●	Overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

●	Appointing, compensating and retaining our registered independent public accounting firm;

●	Overseeing the work performed by any outside accounting firm;

●	Assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by us to the SEC, our stockholders or to the general public and (ii) our internal financial and accounting controls;

●	Reviewing the Company’s policies with respect to cyber security risks and relevant contingent liabilities and risks that may be material to the Company;

●	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations; and

●	Reviewing major financial risk exposures and the steps management has taken to monitor and control such exposures, and discussing the guidelines and polices to govern the process by which risk assessment and management is undertaken.

Our Audit Committee met five times and took action by written consent on four occasions during Fiscal 2023.

Compensation Committee

The members of our Compensation Committee are Dr. Daniel Aghion, Yehuda Reznick and Leonard Sank. The Board has determined that all of the members of the Compensation Committee are “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. The Compensation Committee operates under a written charter that is posted on the “Investors” section of our website, www.oramed.com. The primary responsibilities of our Compensation Committee include:

●	Reviewing, negotiating and approving, or recommending for approval by our Board the salaries and incentive compensation of our executive officers;

●	Administering our equity based plans and making recommendations to our Board with respect to our incentive-compensation plans and equity-based plans;

●	Making recommendations to our Board with respect to director compensation; and

●	Authority to exercise all rights, authority and functions of the Board under our Clawback Policy.

The Compensation Committee meets as often as it deems necessary, without the presence of any executive officer when approving compensation, except that the Company’s Chief Executive Officer, at the discretion of the Compensation Committee, may be present during the approval of, or deliberations with respect to, the compensation of other executive officers. The Compensation Committee may delegate any authority granted to it to one or more subcommittees of the Compensation Committee, in its sole discretion.

Our Compensation Committee met four times and took action by written consent on four occasions during Fiscal 2023.

Nominating Committee

The members of our Nominating Committee are Dr. Arie Mayer and Leonard Sank. The Board has determined that all of the members of the Nominating Committee are “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. The Nominating Committee operates under a written charter that is posted on the “Investors” section of our website, www.oramed.com. The primary responsibilities of our Nominating Committee include:

●	Overseeing the composition and size of the Board, developing qualification criteria for Board members based on background, skills, experience and diversity, and actively seeking, interviewing and screening individuals qualified to become Board members for recommendation to the Board;

●	Recommending the composition of the Board for each annual meeting of stockholders; and

●	Reviewing periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by directors, and making recommendations to the Board with respect to the selection and development of individuals to occupy those positions.

Our Nominating Committee met twice and took action by written consent on one occasion during Fiscal 2023.

Director Nominations

The Nominating Committee is responsible for developing and approving criteria, subject to our Board approval, for candidates for Board membership. The Nominating Committee is responsible for overseeing the compensation and size of our Board, developing qualification criteria for Board members and actively seeking, interviewing and screening individuals qualified to become Board members for recommendation to the Board and for recommending the composition of the Board for each of the Company’s annual meetings. Our Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of stockholders.

Director nominees will be selected on the basis of their integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. No particular criteria will be a prerequisite or will be assigned a specific weight, nor does the Company have a diversity policy. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Company has never received communications from stockholders nominating individuals for appointment to our Board. Therefore, we do not yet have a policy with regard to the consideration of any director candidates recommended by stockholders. During Fiscal 2023, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees to our Board. All of the Director Nominees for election at the Annual Meeting are current members of our Board.

Delinquent Section 16(a) Reports

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during Fiscal 2023, we believe that during Fiscal 2023, our executive officers, directors and all persons who own more than ten percent of a registered class of our equity securities complied with all Section 16(a) filing requirements, except that our directors and officers failed to timely file a Form 4 reporting their annual equity grants granted on April 17, 2023, due to a technical issue. The Form 4s reporting these grants were filed on April 20, 2023.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for our senior officers, directors and employees. A copy of the Code of Ethics and Business Conduct is located at our website at www.oramed.com. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver from, a provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer or controller, or persons performing similar functions and that relates to the Code of Ethics by posting such information on our website, www.oramed.com.

Anti-Hedging Policy

Under our insider trading policy, our directors, officers and employees are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions, including through the use of financial instruments.

Board Leadership Structure and Role in Risk Oversight

Mr. Nadav Kidron serves as our President, Chief Executive Officer and, effective as of June 30, 2022, as Chairman of our Board. We believe that this leadership structure is appropriate to our Company given the current circumstances, including the size and operations of the Company.

The Board does not have a formal policy on whether the roles of Chairman and Chief Executive Officer should be combined or separated. The Board believes that a leadership structure that separates the roles of Chief Executive Officer and Chairman, fosters effective governance and oversight of the Company. The Chairman is responsible for advising the Chief Executive Officer and presiding over meetings of the Board and consulting with the Chief Executive Officer on Board meeting agendas. The Chief Executive Officer is responsible for setting the Company’s strategy and leading the Company’s day to day performance. We believe this governance structure promotes balance between the authority of those who oversee our business and those who manage it on a day to day basis. However, the Board also believes that the Company’s stockholders are best served by the Board having flexibility to consider the relevant facts and circumstances and determine, at the time of the Chairman’s election, the best leadership structure for the Company rather than by adhering to a formal standing policy on the subject. In light of the departure of the former Chairman from the Board following the 2022 annual meeting, the Board determined to combine the roles of Chairman and Chief Executive Officer with Mr. Kidron until such time as it determines to nominate a new independent Chairman.

The role of our Board and each of our committees, as appropriate, in risk oversight includes risk analysis and assessment in connection with each financial and business review, update and decision-making proposal and is an integral part of all Board deliberations. Each of our Board Committees is focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. The Audit Committee is responsible for overseeing the management of financial and accounting risks. The Compensation Committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The Nominating Committee is responsible for overseeing the management of governance risks.

The Board’s role in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board providing oversight in connection with those efforts.

Attendance at Special and Annual Stockholder Meetings

We encourage our directors to attend our special and annual stockholders’ meetings. Mr. Nadav Kidron, our President, Chief Executive Officer and Chairman, and Dr. Miriam Kidron, our Chief Scientific Officer and director, attended our last annual stockholder meeting.

Stockholder Communications

Although we have not adopted a formal process for stockholder communications with our Board, we believe stockholders should have the ability to communicate directly with the Board so that their views can be heard by the Board or individual directors, as applicable, and that appropriate and timely responses are provided to stockholders. All communications regarding general matters should be directed to the Secretary of the Company at the address below and should prominently indicate on the outside of the envelope that it is intended for the complete Board or for any particular director(s). If no designation is made, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Corporate Secretary

Oramed Pharmaceuticals Inc.

1185 Avenue of the Americas, Third Floor

New York, New York 10036

Certain Relationships and Related Transactions

During Fiscal 2023 and the year ended December 31, 2022, except for compensation arrangements described elsewhere herein, we did not participate in any transaction, and we are not currently participating in any proposed transaction, or series of transactions, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. All related person transactions are approved by our Board.

REPORT OF THE AUDIT COMMITTEE

In the course of our oversight of the Company’s financial reporting process, we have: (1) reviewed and discussed the audited financial statements for Fiscal 2023 with management; (2) discussed with the Independent Auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for Fiscal 2023 for filing with the SEC.

By the Audit Committee of the Board of
Directors of Oramed Pharmaceuticals Inc.

Daniel Aghion
Arie Mayer
Yehuda Reznick

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This section explains the policies and decisions that shape our executive compensation program, including its specific objectives and elements, as it relates to our “named executive officers” (“NEOs”).

Our NEOs for Fiscal 2023 are those three individuals listed in the “Summary Compensation Table” below. The Compensation Committee believes that our executive compensation is appropriately designed to incentivize our NEOs to work for our long-term prosperity, is reasonable in comparison with the levels of compensation provided by comparable companies and reflects a reasonable cost. We believe our NEOs are critical to the achievement of our corporate goals, through which we can drive stockholder value.

The Compensation Committee of our Board is comprised solely of independent directors as defined by Nasdaq and non-employee directors as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has the authority and responsibility to review and approve the compensation of our President and Chief Executive Officer and other executive officers. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in “Board Meetings and Committees—Compensation Committee” section.

Our executive compensation program and our NEOs’ compensation packages are designed around the following objectives:

●	attract, hire, and retain talented and experienced executives;

●	motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

●	ensure fairness among the executive management team via recognizing the contributions of each executive to our success;

●	focus executive behavior on achievement of our corporate objectives and strategy; and

●	align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

The Compensation Committee reviews the allocation of compensation components regularly to ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation. Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract, hire, and retain well-qualified executives. Other compensation elements, such as long-term incentive opportunities, are designed to motivate and reward performance. Long-term incentives are intended to reward NEOs for our long-term performance and executing our business strategy, and to strongly align NEOs’ interests with those of stockholders.

With respect to equity compensation, the Compensation Committee makes awards to executives under our Amended and Restated 2019 Incentive Plan (the “2019 Incentive Plan”). Executive compensation is paid or granted based on such matters as the Compensation Committee deems appropriate, including our financial and operating performance and the alignment of the interests of the executive officers and our stockholders.

Elements of Compensation

Our executive officer compensation program is comprised of: (i) base salary or monthly compensation; (ii) discretionary bonus; (iii) long-term equity incentive compensation in the form of stock option and RSU grants; and (iv) benefits and perquisites.

In establishing overall executive compensation levels and making specific compensation decisions for our NEOs in Fiscal 2023, the Compensation Committee considered a number of criteria, including the executive’s position, scope of responsibilities, prior base salary and annual incentive awards and expected contribution.

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for the NEOs from time to time but not less than once each year. The Compensation Committee also takes into consideration the President and Chief Executive Officer’s recommendations for executive compensation of the other NEOs. The President and Chief Executive Officer generally presents these recommendations at the time of our Compensation Committee’s review of executive compensation arrangements.

During Fiscal 2023, the Compensation Committee received consulting services from Aon Solutions UK Limited. (“Aon”) with regard to management compensation. The Compensation Committee engaged the consultant to review the Company’s current compensation plans for its management and collect and analyze data regarding management compensation at other companies comparable to the Company, in order to provide a competitive compensation benchmark. Aon collected SEC filings data regarding U.S. and Israeli compensation practices and developed a peer group of the following U.S. and Israeli companies: ALX Oncology Holdings Inc., Anavex Life Sciences Corp., Arbutus BioPharma Corporation, Atossa Therapeutics Inc., aTyr Pharma, Inc., Chimerix, Inc., Compugen Ltd., Fulcrum Therapeutics, Inc., Gamida Cell Ltd., Immunic, Inc., Lyra Therapeutics, Inc., Marinus Pharmaceuticals, Inc., MediciNova, Inc., Minerva Neurosciences, Inc., Rani Therapeutics, Inc., Relmada Therapeutics, Inc., Vistagen Therapeutics, Inc. and Zevra Therapeutics, Inc.. Following its review, Aon provided recommendations for cash and equity compensation at various percentiles for the Compensation Committee’s consideration.

Base Salary

The Compensation Committee performs a review of base salaries and monthly compensation for our NEOs from time to time as appropriate. In determining salaries, the Compensation Committee members also take into consideration the scope of the NEOs’ responsibilities and independent third-party market data, such as compensation surveys to industry, individual experience and performance and contribution to our clinical, regulatory, commercial and operational performance. None of the factors above has a dominant weight in determining the compensation of our NEOs, and our Compensation Committee considers the factors as a whole when considering such compensation. In addition, our Compensation Committee uses comparative data regarding compensation paid by peer companies in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, and not as part of an analysis or a formula.

We believe that a competitive base salary and monthly compensation is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salary and monthly compensation are established in part based on the individual experience, skills and expected contributions to our performance, as well as such executive’s performance during the prior year. Generally, we believe that executives’ base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities, experience and performance at comparable companies. Compensation adjustments are made occasionally based on changes in an executive’s level of responsibility, company progress or on changed local and specific executive employment market conditions.

In Fiscal 2023, our Compensation Committee increased the base salary of one of our NEOs by 10% (effective January 1, 2024) as it deemed this to be a reasonable rate based on, among other factors, such NEO’s responsibilities and the report from Aon, as it determined the salary was not in line with market compensation.

Performance Based Bonus

Our NEOs are eligible to receive discretionary annual bonuses based upon performance. The amount of annual bonus to our NEOs is based on various factors, including, among others, the achievement of scientific and business goals and our financial and operational performance. The Compensation Committee takes into account the overall performance of the individuals, as well as the overall performance of the Company over the period being reviewed and the recommendation of management. For any given year, the compensation objectives vary, but relate generally to strategic factors such as developments in our clinical path, the execution of a license agreement for the commercialization of product candidates, the establishment of key strategic collaborations, the build-up of our pipeline and financial factors such as capital raising. Bonuses are awarded generally based on corporate performance, with adjustments made within a range for individual performance, at the discretion of the Compensation Committee. The Compensation Committee determines, on a discretionary basis, the size of the entire bonus pool and the amount of the actual award to each NEO. The overall payment is also based on historic compensation of the NEOs.

We believe that annual bonuses payable based on the achievement of short-term corporate goals incentivize our NEOs to create stockholder value and attain short-term performance objectives.

Long-Term Equity Incentive Compensation

Long-term incentive compensation allows the NEOs to share in any appreciation in the value of our common stock. The Compensation Committee believes that stock participation aligns executive officers’ interests with those of our stockholders. Equity incentive awards are generally made at the commencement of employment and following a significant change in job responsibilities, or to meet other special retention or performance objectives. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level expected to be competitive within the biotechnology industry, as well as with Israeli-based companies. Awards are made on a discretionary basis and not pursuant to specific criteria set out in advance. In determining the amount of each grant, the Compensation Committee also takes into account the number of shares held by the executive prior to the grant. The vesting schedule for NEOs generally provides for annual installments for new grants, though the Compensation Committee also utilizes quarterly vesting from time to time, as well as performance-based vesting. The Compensation Committee believes that time-based vesting encourages recipients to build stockholder value over a long period of time and that performance-based vesting encourages recipients to achieve goals that benefit the Company.

As part of its engagement in Fiscal 2023 described above, Aon also provided consulting services in connection with grants of equity awards to our executive officers. Aon reviewed annual long-term incentive grants at peer companies, as well as such grants made by companies in the broader market, based on a blend of Black-Scholes valuations and grants as a percentage of the applicable company’s capitalization. Following such consultation, the Compensation Committee is considering alternative models and equity vehicles for future equity-based grants.

Benefits and Perquisites

Generally, benefits available to NEOs are available to all employees on similar terms and include welfare benefits, paid time-off, life and disability insurance and other customary or mandatory social benefits in Israel. We provide some of our NEOs with a phone and a company car, which are customary benefits in Israel to managers and officers.

We do not believe that the benefits and perquisites described above deviate materially from the customary practice for compensation of executive officers by other companies similar in size and stage of development in Israel. These benefits represent a relatively small portion of the executive officers’ total compensation.

The Company paid for certain direct costs, related taxes and expenses incurred in connection with the relocation of our President and Chief Executive Officer to the United States. During Fiscal 2023, such relocation expenses totaled approximately $331,000 and $109,000, respectively, and included mainly payments intended to reflect the difference in the cost of living between Israel and the United States, relocation expenses, accommodation allowances, education allowances, health insurance and related taxes.

Say-on-Pay Vote

Our stockholders approved, on an advisory basis, our executive compensation program at our annual meeting of stockholders held on June 30, 2022. We did not seek or receive any specific feedback from our stockholders concerning our executive compensation program during the past fiscal year. The Compensation Committee did not specifically rely on the results of the prior vote in making any compensation-related decisions during Fiscal 2023.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for Fiscal 2023 and in this proxy statement.

Compensation Committee Members:

Daniel Aghion
Yehuda Reznick
Leonard Sank

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our NEOs for the Fiscal 2023 and the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)(2)	RSUs Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (1)(5)	Total ($)
Nadav Kidron	2023	462,988	242,576	904,920	-	48,738	1,659,222
President, Chief Executive Officer and Chairman(6)	2022	491,131	275,150	4,847,380	875,241	344,718	6,833,620

Dr. Miriam Kidron	2023	347,405	139,123	605,480	-	17,423	1,109,431
Chief Scientific Officer and director(7)	2022	378,569	140,231	1,938,580	588,947	23,879	3,070,206

David Silberman	2023	156,070	62,027	277,180	-	41,434	536,711
Chief Financial Officer(8)	2022	155,125	49,732	759,405	261,754	43,184	1,269,200

(1)	Amounts paid for Salary, Bonus and All Other Compensation that were originally denominated in NIS were translated into U.S. Dollars at the then current exchange rate for each payment.

(2)	Bonuses were granted at the discretion of the Compensation Committee.

(3)	For RSU awards, the amounts reflect the grant date fair value, as calculated pursuant to ASC Topic 718 “Compensation-Stock Compensation.” The assumptions used to determine the fair value of the RSU awards are set forth in note 10 to our audited consolidated financial statements in the Annual Report. Our NEOs will not realize the value of these awards in cash unless and until the awards vest and the underlying shares are issued and subsequently sold.

(4)	The amounts reflect the grant date fair value, as calculated pursuant to ASC Topic 718, of these option awards. The assumptions used to determine the fair value of the option awards are set forth in note 10 to our audited consolidated financial statements in the Annual Report. Our NEOs will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(5)	See “All Other Compensation Table” below.

(6)	Until November 1, 2022, Mr. Kidron received certain compensation from Oramed Ltd. through KNRY, Ltd., an Israeli entity owned by Dr. Miriam Kidron, or KNRY. Beginning on November 1, 2022, Mr. Kidron receives certain compensation from the Company through Shnida Ltd., an Israeli entity owned by Mr. Kidron, and certain compensation from Oramed Ltd. For additional information see “-Employment and Consulting Agreements” below.

(7)	Dr. Kidron receives compensation from Oramed Ltd. through KNRY. See “-Employment and Consulting Agreements” below.

(8)	On May 10, 2024, Mr. David Silberman resigned from his positions with the Company for personal reasons, effective as of July 12, 2024 (as subsequently shortened to June 17, 2024). On June 6, 2024, Mr. Avraham Gabay was appointed Chief Financial Officer, Treasurer and Secretary of the Company, effective June 18, 2024.

All Other Compensation Table

The “All Other Compensation” amounts set forth in the Summary Compensation Table above consist of the following:

Name	Year	Automobile- Related Expenses ($)	Manager’s Insurance (1)($)	Education Fund ($)	Relocation Expenses (2)($)	Total ($)
Nadav Kidron	2023	21,191	21,711	5,836	-	48,738
	2022	9,774	3,703	682	330,559	344,718

Dr. Miriam Kidron	2023	17,423	-	-	-	17,423
	2022	23,879	-	-	-	23,879

David Silberman	2023	14,666	21,888	4,880	-	41,434
	2022	16,095	21,835	5,254	-	43,184

(1)

Manager’s insurance and education funds are customary benefits provided to employees based in Israel. Manager’s insurance is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An education fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

(2)	Relocation expenses represents additional compensation for the period during which Mr. Kidron was in the United States. These expenses mainly include relocation expenses, supplemental living expenses, accommodation allowances, education allowances, health insurance and related costs.

Employment and Consulting Agreements

On July 1, 2008, Oramed Ltd. entered into a consulting agreement with KNRY, whereby Nadav Kidron, through KNRY, provided services as President and Chief Executive Officer of both the Company and Oramed Ltd., or the Nadav Kidron Consulting Agreement. The Nadav Kidron Consulting Agreement was terminated, effective November 1, 2022, and replaced with the agreements as further described below. Additionally, on July 1, 2008, Oramed Ltd. entered into a consulting agreement with KNRY whereby Dr. Miriam Kidron, through KNRY, provides services as Chief Scientific Officer of both the Company and Oramed Ltd., or the Miriam Kidron Consulting Agreement.

The Miriam Kidron Consulting Agreement is terminable by either party upon 140 days prior written notice. The agreement, as amended, provides that KNRY will be reimbursed for reasonable expenses incurred in connection with performance of the agreement. Pursuant to the agreement, KNRY, Dr. Miriam Kidron agrees that during the term of the agreement and for a 12-month period thereafter, none of them will compete with Oramed Ltd. nor solicit employees of Oramed Ltd. Starting January 1, 2024, Dr. Miriam Kidron receives a monthly consulting fee of NIS 117,040.

The Nadav Kidron Consulting Agreement was terminable by either party upon 140 days prior written notice. The agreement, as amended, provided that KNRY will be reimbursed for reasonable expenses incurred in connection with performance of the agreement. Pursuant to the agreement, KNRY and Nadav Kidron each agreed that during the term of the agreement and for a 12-month period thereafter, none of them will compete with Oramed Ltd. nor solicit employees of Oramed Ltd. From September 1, 2021 until termination, Nadav Kidron received a monthly consulting fee of NIS 146,705.

Following the relocation of Nadav Kidron to the State of Israel, the Company entered into two agreements with Mr. Kidron, replacing the Nadav Kidron Consulting Agreement, substantially on the same terms, in order to allocate his time and services between the Company and Oramed Ltd.

Effective November 1, 2022, the Company entered into a consulting agreement with Shnida Ltd., whereby Nadav Kidron, through Shnida Ltd., provides services as President and Chief Executive Officer of the Company. The agreement is terminable by either party upon 140 days prior written notice. The agreement provides that Shnida Ltd. will be reimbursed for reasonable expenses incurred in connection with performance of the agreement. Effective as of January 1, 2024, Nadav Kidron receives a monthly consulting fee of NIS 96,825. Pursuant to the agreement, Shnida Ltd. and Nadav Kidron each agree that during the term of the agreement and for a 12-month period thereafter, none of them will compete with the Company nor solicit employees of the Company.

In addition, we, through Oramed Ltd., have entered into an employment agreement with Nadav Kidron, effective as of November 1, 2022, pursuant to which, effective as of January 1, 2024, Mr. Kidron receives gross monthly salary of NIS 51,591 in consideration for his services as President and Chief Executive Officer of Oramed Ltd. In addition, Mr. Kidron is provided with a phone and a company car pursuant to the terms of his agreement.

We, through Oramed Ltd., have entered into an employment agreement with David Silberman as of May 23, 2021, pursuant to which Mr. Silberman was appointed as Chief Financial Officer, Treasurer and Secretary of the Company and Oramed Ltd., effective July 5, 2021. Mr. Silberman resigned from his positions with us, effective July 12, 2024, which was subsequently changed to June 17, 2024 upon the hiring of Mr. Gabay. In accordance with the employment agreement, as amended, Mr. Silberman’s gross monthly salary was NIS 52,300, effective June 1, 2024. In addition, Mr. Silberman was provided with a phone and a company car allowance pursuant to the terms of his agreement.

We, through Oramed Ltd., have entered into an employment agreement with Avraham Gabay as of June 6, 2024, pursuant to which Mr. Gabay was appointed as Chief Financial Officer, Treasurer and Secretary of the Company and Oramed Ltd., effective June 18, 2024. In accordance with the employment agreement, as amended, Mr. Gabay’s gross monthly salary is NIS 68,000, effective as of June 2024. In addition, Mr. Gabay was provided with a cellular phone and a company car pursuant to the terms of his agreement.

We have entered into indemnification agreements with our directors and officers pursuant to which we agreed to indemnify each director and officer for any liability he or she may incur by reason of the fact that he or she serves as our director or officer, to the maximum extent permitted by law.

Potential Payments upon Termination or Change-in-Control

We have no plans or arrangements in respect of remuneration received or that may be received by our NEOs to compensate such officers in the event of termination of employment (as a result of resignation, retirement).

According to our NEOs’ employment agreements, upon a termination in connection with a change-in-control that occurs during the period that is three months prior and 12 months after the event, the following “double trigger” change-in-control provisions shall apply:

●	The President and Chief Executive Officer will be entitled to receive 18 months severance.

●	All other NEOS will be entitled to receive 12 months severance.

●	Severance shall be defined as base salary plus bonuses over the severance period. For U.S.-based persons, COBRA payments equivalent to healthcare benefits values will be provided over the severance period.

●	Full vesting acceleration of all outstanding unvested equity incentives.

Pension, Retirement or Similar Benefit Plans

We have no arrangements or plans under which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options, RSUs or restricted shares at the discretion of our Compensation Committee in the future.

Policy Relating to Recovery of Erroneously Awarded Compensation

Our Board has adopted an executive compensation clawback policy, administered by our Compensation Committee, which provides for the recoupment (or clawback) from current and former executive officers of certain compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws of the United States. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material non-compliance with any financial reporting requirement under the securities laws, the Compensation Committee will require prompt reimbursement or forfeiture of any excess incentive compensation (as defined in the clawback policy) received by any covered executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

The following table sets forth information concerning stock options and stock awards held by the NEOs as of December 31, 2023.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares that have not vested (#)		Market value of shares that have not vested ($)
Nadav Kidron	47,134	(1)	-		12.45	4/9/24
	49,000	(2)	-		7.77	6/30/27
	97,000	(3)	-		8.14	1/31/28
	196,500	(4)(5)	-		3.16	2/26/29
	190,000	(6)	-		4.80	1/8/30
	112,500	(7)	37,500	(7)	10.40	2/3/31
	26,750	(8)	80,250	(8)	13.89	1/3/32
	87,095	(9)	29,032	(9)	3.91	9/17/32
							582,500	(12)(13)(14)(15)	1,345,575

Dr. Miriam Kidron	47,134	(1)	-		12.45	4/9/24
	69,999	(16)	-		7.77	6/30/27
	47,000	(17)	-		8.14	1/31/28
	104,000	(18)(5)	-		3.16	2/26/29
	100,000	(19)			4.80	1/8/30
	75,000	(20)	25,000	(20)	10.40	2/3/31
	54,000	(21)	18,000	(21)	13.89	1/3/32
	24,059	(22)	8,020	(22)	3.91	9/17/32
							408,584	(23)(24)(25)(26)	943,829

David Silberman	25,000	(28)	25,000	(28)	20.19	9/1/31
	8,000	(29)	24,000	(29)	13.89	1/3/32
	7,121	(30)	2,374	(30)	3.91	9/17/32
							176,375	(31)(32)(33)(34)	407,426

(1)	On April 9, 2014, 47,134 options were granted to each of Nadav Kidron and Dr. Miriam Kidron under the 2008 Plan at an exercise price of $12.45 per share; 15,710 of such options vested on April 30, 2014 and the remainder vested in eight equal monthly installments, commencing on May 31, 2014. The options have an expiration date of April 9, 2024.

(2)	On June 30, 2017, 147,000 options were granted to Nadav Kidron under the 2008 Plan at an exercise price of $7.77 per share; 49,000 of such options vested on December 31, 2017 and the remainder vested in two equal installments of 49,000 on each of December 31, 2018 and December 31, 2019, subject to the Company share price reaching the target of $9.50 and $12.50 per share, respectively. The options expire on June 30, 2027. As of December 31, 2021, 98,000 of these options were forfeited.

(3)	On January 31, 2018, 97,000 options were granted to Nadav Kidron under the 2008 Plan at an exercise price of $8.14 per share; 97,000 of such options vested in four equal installments of 24,250 on each of January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2022. The options expire on January 31, 2028.

(4)	On February 26, 2019, 196,500 options were granted to Nadav Kidron under the 2008 Plan at an exercise price of $3.16 per share; 196,500 of such options vested in four equal installments of 49,125 on each of December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022. The options expire on February 26, 2029. For additional information please see footnote 5 below.

(5)	On September 11, 2019, these options were canceled and re-granted under the Company’s Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”) in the same amounts and under the same terms as the original grants.

(6)	On January 8, 2020, 190,000 options were granted to Nadav Kidron under the 2019 Plan at an exercise price of $4.80 per share. 190,000 of the options vested in four equal installments of 47,500 on each of December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023. The options expire on January 8, 2030.

(7)	On February 3, 2021, 150,000 options were granted to Nadav Kidron under the 2019 Plan at an exercise price of $10.40 per share. 112,500 of the options vested in three equal installments of 37,500 on each of December 31, 2021, December 31, 2022 and December 31, 2023, and the remainder of 37,500 shall vest on December 31, 2024. The options expire on February 3, 2031.

(8)	On January 3, 2022, 107,000 options were granted to Nadav Kidron under the 2019 Plan at an exercise price of $13.89 per share. 26,750 options vested on January 1, 2023, and the remainder shall vest in three equal installments of 26,750 on each of January 1, 2024, January 1, 2025 and January 1, 2026. The options expire on January 3, 2032.

(9)	On September 18, 2022, 116,127 options were granted to Nadav Kidron under the Oravax Medical Inc. 2021 Long-Term Incentive Plan at an exercise price of $3.91 per share. 87,095 of the options vested in three installments on each of September 18, 2022, December 31, 2022 and December 31, 2023 and the remaining 29,032 options shall vest on December 31, 2024. The options expire on September 17, 2032.

(10)	On November 13, 2014, 9,788 RSUs, representing a right to receive shares of the Company’s common stock, were granted to Nadav Kidron. The RSUs vested in two equal installments, each of 4,894 shares, on November 30 and December 31, 2014. The shares of common stock underlying the RSUs will be issued upon request of the grantee.

(11)	On February 23, 2015, 79,848 RSUs, representing a right to receive shares of the Company’s common stock, were granted to Nadav Kidron. The RSUs vested in 23 installments consisting of one installment of 6,654 shares on February 28, 2015 and 22 equal monthly installments of 3,327 shares each, commencing March 31, 2015. The shares of common stock underlying the RSUs will be issued upon request of the grantee.

(12)	On February 3, 2021, 300,000 RSUs, representing a right to receive shares of the Company’s common stock, were granted to Nadav Kidron. 100,000 RSUs vested in one installment on August 31, 2021 and the remainder shall vest per the following: 100,000 shares shall vest upon our common stock achieving a specified price per share, and 100,000 shall vest upon our achievement of certain business objectives.

(13)	On January 3, 2022, 63,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Nadav Kidron. 15,750 RSUs vested on January 1, 2023 and the shares of common stock underlying the RSUs will be issued upon request of the grantee. 47,250 shall vest in three equal installments of 15,750 on each of January 1, 2024, January 1, 2025 and January 1, 2026.

(14)	On July 28, 2022, 126,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Nadav Kidron. 126,000 RSUs shall vest in three equal installments of 42,000 on each of January 1, 2024, January 1, 2025 and January 1, 2026.

(15)	On April 17, 2023, 279,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Nadav Kidron. 69,750 RSUs vested in three equal quarterly installments of 23,250 starting May 1, 2023 and the remainder of 209,250 shall vest in nine equal quarterly installments of 23,250 starting February 1, 2024.

(16)	On June 30, 2017, 69,999 options were granted to Dr. Miriam Kidron under the 2008 Plan at an exercise price of $7.77 per share; Such options vested in three equal installments of 23,333 on each of December 31, 2017, December 31, 2018 and December 31, 2019. The options have an expiration date of June 30, 2027.

(17)	On January 31, 2018, 47,000 options were granted to Dr. Miriam Kidron under the 2008 Plan at an exercise price of $8.14 per share; 47,000 of such options vested in four equal installments of 11,750 on each of January 1, 2019, January 1, 2020, January 1, 2021 and January 1, 2022. The options expire on January 31, 2028.

(18)	On February 26, 2019, 104,000 options were granted to Dr. Miriam Kidron under the 2008 Plan at an exercise price of $3.16 per share; 104,000 of such options vested in four equal installments of 26,000 on each of December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022. The options expire on February 26, 2029. For additional information please see footnote 5 above.

(19)	On January 8, 2020, 100,000 options were granted to Dr. Miriam Kidron under the 2019 Plan at an exercise price of $4.80 per share. 100,000 of the options vested in four equal installments of 25,000 on each of December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023. The options expire on January 8, 2030.

(20)	On February 3, 2021, 100,000 options were granted to Dr. Miriam Kidron under the 2019 Plan at an exercise price of $10.40 per share. 75,000 of such options vested in three equal installments of 25,000 on each of on each of December 31, 2021, December 31, 2022 and December 31, 2023 and the remaining 25,000 options shall vest on December 31, 2024. The options expire on February 3, 2031.

(21)	On January 3, 2022, 72,000 options were granted to Dr. Miriam Kidron under the 2019 Plan at an exercise price of $13.89 per share. 18,000 of such options vested on January 1, 2023 and the remaining 54,000 of the options shall vest in three equal installments of 18,000 on each of January 1, 2024, January 1, 2025 and January 1, 2026. The options expire on January 3, 2032.

(22)	On September 18, 2022, 32,079 options were granted to Dr. Miriam Kidron under the Oravax Medical Inc. 2021 Long-Term Incentive Plan at an exercise price of $3.91 per share. 24,059 of the options vested in three installments on each of September 18, 2022, December 31, 2022 and December 31, 2023 and the remaining 8,020 options shall vest on December 31, 2024. The options expire on September 17, 2032.

(23)	On February 3, 2021, 200,000 RSUs, representing a right to receive shares of the Company’s common stock, were granted to Dr. Miriam Kidron. 66,666 RSUs vested in one installment on August 31, 2021 and the remainder shall vest per the following: 66,667 shares shall vest upon our common stock achieving a specified price per share, and 66,667 shall vest upon our achievement of certain business objectives.

(24)	On January 3, 2022, 42,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Dr. Miriam Kidron. 10,500 vested on January 1, 2023 and 31,500 shall vest in three equal installments of 10,500 on each of January 1, 2024, January 1, 2025 and January 1, 2026.

(25)	On July 28, 2022, 84,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Dr. Miriam Kidron. 84,000 shall vest in three equal installments of 26,000 on each of January 1, 2024, January 1, 2025 and January 1, 2026.

(26)	On April 17, 2023, 213,000 RSUs representing a right to receive shares of the Company’s common stock were granted to Dr. Miriam Kidron. 53,250 RSUs vested in three equal quarterly installments of 17,750 starting May 1, 2023 and the remainder of 159,750 shall vest in nine equal quarterly installments of 17,750 starting February 1, 2024. The shares of common stock underlying the RSUs will be issued upon request of the grantee.

(27)	On April 17, 2023, 53,500 performance-based RSUs representing a right to receive shares of the Company’s common stock were granted to Dr. Miriam Kidron. 120,000 RSUs vested in one installment on May 26, 2023, upon our common stock achieving a specified price per share. The shares of common stock underlying the RSUs will be issued upon request of the grantee.

(28)	On September 1, 2021, 50,000 options were granted to David Silberman under the 2019 Plan at an exercise price of $20.19 per share. 25,000 options vested on June 27, 2022 and June 27, 2023 and the remainder shall vest in two equal installments of 12,500 options on each of June 27, 2024 and June 27, 2025. The options expire on September 1, 2031. Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and, therefore, any options that vested through the date of the cessation of his service will only be exercisable for three months following that date and all unvested options will terminate.

(29)	On January 3, 2022, 32,000 options were granted to David Silberman under the 2019 Plan at an exercise price of $13.89 per share. 8,000 options vested on January 1, 2023 and the remainder shall vest in three equal installments of 8,000 on each of January 1, 2024, January 1, 2025 and January 1, 2026. The options expire on January 3, 2032. . Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and, therefore, any options that vested through the date of the cessation of his service will only be exercisable for three months following that date and all unvested options will terminate.

(30)	On September 18, 2022, 9,495 options were granted to David Silberman under the Oravax Medical Inc. 2021 Long-Term Incentive Plan at an exercise price of $3.91 per share. 7,121 of the options vested in two installments on each of September 18, 2022 and December 31, 2022 and the remaining 2,374 options shall vest on December 31, 2024. The options expire on September 17, 2032. . Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and, therefore, any options that vested through the date of the cessation of his service will only be exercisable for three months following that date and all unvested options will terminate.

(31)	On September 1, 2021, 50,000 RSUs, representing a right to receive shares of the Company’s common stock, were granted to David Silberman. These RSUs vest as follows: (i) 33,333 shall vest upon our common stock achieving a price per share of $25 for at least 20 days out of any 30-day trading period and (a) if the first condition was met any time before June 27, 2022, then the RSUs would have vested in three equal installments (on June 27, 2022, June 27, 2023 and June 27, 2024), (b) if the first condition is met any time between June 27, 2022 and June 27, 2023, then 1/3 of the RSUs will vest immediately, and the remainder will vest in two equal installments (on June 27, 2023 and June 27, 2024), (c) if the first condition is met any time between June 27, 2023 and June 27, 2024, then 2/3 of the RSUs will vest immediately, and the remaining 1/3 will vest on June 27, 2024) and (d) if the first condition is met any time after June 27, 2024, then the RSUs will vest immediately; and (ii) 16,667 upon achievement of a certain licensing agreement as specified by the Board and (a) if the first condition was met any time before June 27, 2022, then the RSUs would have vested in three equal installments (on June 27, 2022, June 27, 2023 and June 27, 2024), (b) if the first condition is met any time between June 27, 2022 and June 27, 2023, then 1/3 of the RSUs will vest immediately, and the remainder will vest in two equal installments (on June 27, 2023 and June 27, 2024), (c) if the first condition is met any time between June 27, 2023 and June 27, 2024, then 2/3 of the RSUs will vest immediately, and the remaining 1/3 will vest on June 27, 2024) and (d) if the first condition is met any time after June 27, 2024, then the RSUs will vest immediately. Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and therefore, any RSUs that should have vested after that date will be forfeited upon his resignation.

(32)	On January 3, 2022, 19,000 RSUs representing a right to receive shares of the Company’s common stock were granted to David Silberman. 4,750 RSUs vested on January 1, 2023 and 14,250 shall vest in three equal installments of 4,750 on each January 1, 2024, January 1, 2025 and January 1, 2026. Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and therefore, any RSUs that should have vested after that date will be forfeited upon his resignation.

(33)	On July 28, 2022, 39,000 RSUs representing a right to receive shares of the Company’s common stock were granted to David Silberman. 39,000 shall vest in three equal installments of 13,000 on each of January 1, 2024, January 1, 2025 and January 1, 2026. Mr. Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and therefore, any RSUs that should have vested after that date will be forfeited upon his resignation.

(34)	On April 17, 2023, 97,500 RSUs representing a right to receive shares of the Company’s common stock were granted to David Silberman. 24,375 RSUs vested in three equal quarterly installments of 8,125 starting May 1, 2023 and the 73,125 shall vest in nine equal quarterly installments of 8,125 starting February 1, 2024. Mr Silberman resigned from his positions at the Company as of July 12, 2024 (as subsequently shortened to June 17, 2024) and therefore, any RSUs that should have vested after that date will be forfeited upon his resignation.

DIRECTOR COMPENSATION

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a director who is not an executive officer during Fiscal 2023:

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)($)	All Other Compensation ($)	Total ($)
Dr. Arie Mayer(3)	58,875	68,400	-	-	127,275
Yadin Rozov(5)	40,125	68,400	-	-	108,525
Leonard Sank	43,875	68,400	-	-	112,275
Benjamin Shapiro(6)	20,000	49,000	-	-	69,000

(1)	As of December 31, 2023, our non-employee directors then in office held options to purchase shares of our common stock and RSUs as follows:

Name of Director	Aggregate Number of Shares Underlying Stock Awards	Aggregate Number of Shares Underlying Option Awards
Dr. Arie Mayer(4)	39,000	45,398
Yadin Rozov(5)	37,875	7,500
Leonard Sank	39,000	59,867
Benjamin Shapiro(6)	15,000	-

(2)	The amounts reflect the grant date fair value, as calculated pursuant to ASC 718, of these option awards. The assumptions used to determine the fair value of the option awards are set forth in note 10 to our audited consolidated financial statements included in the Annual Report. Our directors will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(3)	Includes $15,000 in additional director fees paid to Dr. Mayer in his capacity as a director during the fiscal year ended December 31, 2023.

(4)	Includes 15,398 option awards granted by Oravax for Dr. Mayer’s service as a member of the Board of Directors of Oravax.

(5)	Mr. Rozov resigned from the Board on January 17, 2024.

(6)	Mr. Shapiro joined the Board on May 1, 2023.

Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board. Based on a report provided to the Compensation Committee by Aon in 2023, effective as of January 1, 2024, each independent director is entitled to receive as remuneration for his or her service as a member of the Board a sum equal to $30,000 and a grant of 5,070 RSUs per annum. The Chairman of our Board is entitled to receive an additional sum equal to $25,500. The members of our Audit Committee are each entitled to receive an additional sum equal to $6,000 and a grant of 2,230 RSUs. The members of our Compensation Committee are each entitled to receive an additional sum equal to $4,500 and a grant of 1,520 RSUs. The members of our Nominating Committee are each entitled to receive an additional sum equal to $4,000 and a grant of 505 RSUs. All cash remuneration is to be paid quarterly after the close of each quarter. The RSUs vest on April 1, July 1, October 1 and January 1 of each year, subject to Compensation Committee approval each year. Our executive officers did not receive additional compensation for service as directors. The Board may award special remuneration to any director undertaking any special services on behalf of us other than services ordinarily required of a director.

Other than as described above, we have no present formal plan for compensating our directors for their service in their capacity as directors. Other than indicated above, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments during the year ended December 31, 2023.

PAY VERSUS PERFORMANCE TABLE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our Chief Executive Officer and our other NEOs and certain financial performance of the Company for each of Fiscal 2023, the fiscal year ended December 31, 2022 and the fiscal year ended August 31, 2021. On February 28, 2022, the Board acted to change our fiscal year from a year beginning on September 1 and ending on August 31, to a year beginning on January 1 and ending on December 31.

Fiscal Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs (1)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)
2023	$1,659,222	$265,813	$823,071	$152,260	$66.19	$5,088
2022	$6,833,620	$7,447,366	$2,169,703	$2,502,120	$344.70	$(37,764)
2021	$4,020,581	$10,981,233	$1,310,794	$2,545,504	$563.90	$22,989

(1)	Amounts represent compensation actually paid to the following persons: (a) for 2023 - Mr. Nadav Kidron, our President, Chief Executive Officer and Chairman, Dr. Miriam Kidron, our Chief Scientific Officer and a director, and Mr. David Silberman, our Chief Financial Officer; (b) for 2022 – Mr. Nadav Kidron, our President, Chief Executive Officer and Chairman, Dr. Miriam Kidron, our Chief Scientific Officer and a director, and Mr. David Silberman, our Chief Financial Officer; and (c) for 2021 – Mr. Nadav Kidron, Dr. Miriam Kidron, Mr. David Silberman, Mr. Joshua Hexter, Mr. Michael Rabinowitz and Mr. Avraham Gabay, our former Chief Financial Officer. As determined under SEC rules, the amounts reported in the “Compensation Actually Paid to CEO” and “Compensation Actually Paid to other NEOs” columns do not reflect the actual compensation paid to or realized by our Chief Executive Officer or our other NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See “Summary Compensation Table” above for certain other compensation of our Chief Executive Officer and our other NEOs for each applicable fiscal year.

Compensation actually paid to our Chief Executive Officer represents the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments to Determine Compensation “Actually Paid” to our Chief Executive Officer	2023	2022	2021
Total Compensation in the Summary Compensation Table	$1,659,222	$6,833,620	$4,020,581
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(904,920)	$(4,847,380)	$(1,995,666)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	$-	$(875,241)	$(876,693)
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End(1)	$483,368	$4,583,311	$3,864,409
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date(1)	$656,078	$2,367,740	$1,968,000
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	$(768,999)	$(383,589)	$3,904,373
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	$(858,935)	$(231,096)	$96,230
Total Adjustments	$(1,393,409)	$613,746	$6,960,652
Compensation Actually Paid to the CEO	$265,813	$7,447,366	$10,981,233

(1)	All fair value amounts are computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

Adjustments to Determine Compensation “Actually Paid” to our Other Named Executive Officers	2023	2022	2021
Average Total Compensation in the Summary Compensation Table	$823,071	$2,169,703	$1,310,794
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	$(441,330)	$(1,348,993)	$(702,838)
Deduction for Amounts Reported under “Option Awards” Column in the Summary Compensation Table	$-	$(425,351)	$(394,179)
Increase for Fair Value of Awards Granted During Fiscal Year that Remain Unvested as of Year End, Determined as of Applicable Fiscal Year End(2)	$392,267	$2,232,407	$1,390,828
Increase for Fair Value of Awards Granted During Fiscal Year that Vested during Applicable Fiscal Year, Determined as of Vesting Date	$79,592	$142,120	$498,557
Increase/deduction for Awards Granted During Prior Fiscal Year that were Outstanding and Unvested as of Applicable Fiscal Year End	$(382,367)	$(170,831)	$510,409
Increase/deduction for Awards Granted During Prior Fiscal Year that Vested During Applicable Fiscal Year	$(318,972)	$(96,935)	$(68,068)
Total Adjustments	$(670,811)	$332,417	$1,234,710
Compensation Actually Paid to the Other Named Executive Officers	$152,260	$2,502,120	$2,545,504

Relationship Between Financial Performance Measures

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Loss

All information provided above under the “Pay-Versus-Performance” heading will not be deemed to be incorporated by reference into any of Oramed’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent Oramed specifically incorporates such information by reference.

PROPOSAL 2:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and related rules of the SEC, we are including a separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of our NEOs listed in the Summary Compensation Table appearing elsewhere in this proxy statement pursuant to Item 402 of Regulation S-K. To learn more about our executive compensation, see “Compensation of Executive Officers and Directors” elsewhere in this proxy statement.

Our stockholders voted on August 3, 2020, to have advisory votes every two years to approve, on a non-binding advisory basis, the compensation paid to the Company’s NEOs, and we have adopted that approach. At the annual meeting of our stockholders held on June 30, 2022, approximately 90% of the total stockholders’ votes cast were cast in favor of the fiscal 2021 compensation of our NEOs. The Compensation Committee has and will consider this result in future executive compensation decisions. Following the vote on this Proposal at the Annual Meeting, we will present a similar advisory vote on the compensation of our NEOs at our 2026 annual meeting of stockholders.

The vote on this Proposal 2 is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, our Compensation Committee of our Board will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation, by voting in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as described in this proxy statement, including the “Compensation of Executive Officers and Directors” section, the related compensation tables and other narrative compensation disclosures.”

The opportunity to vote on this Proposal 2 is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal 2 is not binding upon us and serves only as a recommendation to our Board. Nonetheless, our Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Vote Required

The approval of Proposal 2 requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement.

PROPOSAL 3:
RATIFICATION OF AUDITORS

At the Annual Meeting, the stockholders will be asked to ratify the reappointment of Kesselman & Kesselman, certified public accountants in Israel, a member of PricewaterhouseCoopers International Limited, as our independent registered public accounting firm for the 2024 fiscal year. The Independent Auditors have no other relationship with us or with any of our affiliates, except as auditors and tax consultants. A representative of the Independent Auditors will not be present at the Annual Meeting.

The aggregate fees billed by Kesselman & Kesselman, independent registered public accounting firm, and member firm of PricewaterhouseCoopers International Limited, for services rendered to us during Fiscal 2023 and during the fiscal year ended December 31, 2022:

	2023	2022
Audit Fees(1)	$132,501	$130,000
Audit-Related Fees(2)	1,500	45,000
Tax Fees(3)	31,363	20,000
All Other Fees	-	-
Total Fees	$165,364	$195,000

(1)	Amount represents fees paid for professional services for the audit of our consolidated financial statements, review of our interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Represents fees paid for services rendered in connection with at-the-market offering related fees for fiscal year 2022, and fees rendered in connection with the Israeli Innovation Authority requirements. Represents fees paid for services rendered with the Israeli Innovation Authority requirements for Fiscal 2023.

(3)	Represents fees paid for tax consulting services.

SEC rules require that before the independent registered public accounting firm are engaged by us to render any auditing or permitted non-audit related service, the engagement be: (1) pre-approved by our Audit Committee; or (2) entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

The Audit Committee pre-approves all services provided by our independent registered public accounting firm. All of the above services and fees were reviewed and approved by the Audit Committee before the services were rendered.

Vote Required

The approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

The Board unanimously recommends that you vote “FOR” ratification of the appointment of the Independent Auditors.

OTHER BUSINESS

We do not know of any matters that are to be presented for action at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2025 Annual Meeting of Stockholders must be received by the Company’s Secretary at the Company’s principal executive offices at 1185 Avenue of the Americas, Third Floor, New York, New York 10036, no later than February 19, 2025 and must otherwise satisfy the procedures prescribed by our bylaws and Rule 14a-8 under the Exchange Act. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Pursuant to Rule 14a-4 under the Exchange Act, stockholder proxies obtained by our Board in connection with our 2025 Annual Meeting of Stockholders will confer on the named proxies discretionary authority to vote on any matters presented at such annual meeting which were not included in the Company’s proxy statement in connection with such annual meeting unless notice of the matter to be presented at such annual meeting is provided to the Company’s Secretary by May 5, 2025.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address shown on the first page of this proxy statement. If you want to receive separate copies of our Annual Report and any proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holders, or you may contact us at the address shown on the first page of this proxy statement or by phone at 844-967-2633.

By Order of the Board of Directors,

/s/ Nadav Kidron
Nadav Kidron
President, Chief Executive Officer and Director

New York, New York

June 19, 2024

2024

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ORAMED PHARMACEUTICALS INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 31, 2024.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE RETURN THE SIGNED PROXY CARD IN THE ACCOMPANYING REPLY ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT IT IS RECEIVED BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

PROXY

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

	FOR	AGAINST	ABSTAIN
(1) Dr. Daniel Aghion	☐	☐	☐
(2) Dr. Miriam Kidron	☐	☐	☐
(3) Nadav Kidron	☐	☐	☐
(4) Dr. Arie Mayer	☐	☐	☐
(5) Yehuda Reznick	☐	☐	☐
(6) Leonard Sank	☐	☐	☐
(7) Benjamin Shapiro	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company relating to the Meeting.

____________________ Date _______, 2024
Signature of Stockholder

____________________ Date _______, 2024
Signature of Stockholder

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2024.**

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2024

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

ORAMED PHARMACEUTICALS INC.

The undersigned hereby appoints Nadav Kidron, President and Chief Executive Officer, and Joshua Hexter, Chief Operating & Business Officer, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote on behalf of the undersigned all the shares of common stock in Oramed Pharmaceuticals Inc. (the **"Company"**) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the **"Meeting"**) to be held at our Israeli office, located at 20 Mamilla Avenue, Jerusalem, 9414904, Israel, on August 1, 2024 at 4:00 p.m. (Israel time), and at any adjournments or postponements thereof, upon the following matters, which are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE WITH RESPECT TO ANY MATTER, THIS PROXY CARD WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side)